As filed with the Securities and Exchange Commission on April 16, 2007.

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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Semtech Corporation

(Exact name of registrant as specified in its charter)

Delaware	95-2119684
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification Number)

200 Flynn Road, Camarillo, California 93012 (805) 498-2111 (Address of Principal Executive Offices)
Non-Qualified Stock Option Grants Restricted Stock Awards

(Full title of the plan)
Mohan R. Maheswaran	Copies to:
President and Chief Executive Officer	Robert A. Miller, Jr., Esq.
Semtech Corporation	Paul, Hastings, Janofsky & Walker LLP
200 Flynn Road	515 South Flower Street, 25th Floor
Camarillo, California 93012	Los Angeles, California 90071
(805) 498-2111	(213) 683-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, $0.01 par value	600,000	$13.55	$8,130,000	$249.59

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, based on the average of the high and low prices as quoted on NASDAQ on April 11, 2007 of $13.55 per share.

(2) Pursuant to Rule 416 promulgated under the Securities Act, there are also registered hereunder such indeterminate number of additional shares as may be issued under the terms of the non-qualified stock option grants and restricted stock awards to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Information required by Part I of Form S-8 is contained in a Section 10(a) prospectus to be distributed to the optionee/selling stockholder and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PROSPECTUS

Semtech Corporation

Up to 600,000 Shares of Common Stock

The stockholder of Semtech Corporation (“Semtech” or the “Company” or “we” or “us”) identified in this prospectus may offer and resell the shares from time to time for his own account. See “Selling Stockholder.” The selling stockholder has acquired or may acquire the shares (the “Shares”) pursuant to the terms of non-qualified stock option grants and restricted stock awards (the “Agreements”).

The selling stockholder will receive all of the net proceeds from the sale of the Shares. This stockholder will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Shares. Semtech will not receive any proceeds from the sale of the Shares. The selling stockholder may offer its Semtech stock through public or private transactions, at prevailing market prices or at privately negotiated prices. Such future prices are not currently known.

Semtech Corporation common stock is reported on the NASDAQ Global Market under the symbol “SMTC.” On April 13, 2007, the last reported sale price of the common stock was $13.62 per share.

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You should carefully consider the “Risk Factors” beginning on page 2 of this prospectus before purchasing any of the Common Stock.

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These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus is April 16, 2007.

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No person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this Prospectus or an offer to sell or a solicitation of an offer to buy such Common Stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information herein is correct as of any time subsequent to the date hereof.

Forward Looking Information

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may also make forward-looking statements in reports filed with the Securities and Exchange Commission (“SEC”), in materials delivered to shareholders and in press releases. In addition, Company representatives may make oral forward-looking statements from time to time. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as our future financial performance, future operational performance, and our plans, objectives and expectations. Some forward-looking statements may be identified by use of terms such as “expects,” “anticipates,” “intends,” “estimates,” “believes,” “projects,” “should,” “will,” “plans” and similar words.

Forward-looking statements should be considered in conjunction with the cautionary statements contained in the section entitled “Risk Factors” and elsewhere in this prospectus, in our other filings with the SEC, and in material incorporated herein and therein by reference. In light of the risks and uncertainties inherent in all such projected matters, forward-looking statements should not be regarded as a representation by Semtech or any other person that our objectives or plans will be achieved or that any of our operating expectations or financial forecasts will be realized. Financial results could differ materially from those projected in forward-looking statements due to known or unknown risks. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Risk Factors

You should carefully consider and evaluate all of the information in this report, including the risk factors listed below, before making a decision to purchase Shares. The risks described below are not the only ones facing our company. Additional risks not now known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business could be materially harmed. If our business is harmed, the trading price of our common stock could decline.

As discussed earlier in “Forward Looking and Cautionary Statements,” this report contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors including the risks faced by us described below and elsewhere in this report, in our other filings with the SEC, and in material incorporated herein and therein by reference. We undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

We are subject to an SEC inquiry, a Federal Grand Jury subpoena, and shareholder litigation related to our historical stock option practices

See Note 12 to the consolidated financial statements included in Item 8 and Item 9A of our annual report on Form 10-K for our fiscal year ended January 28, 2007 (the “Form 10-K”). This Note contains information regarding inquiries into our historical stock option practices being conducted by the SEC and under a Federal Grand Jury subpoena. Our restated financial statements in our Form 10-K/A for our fiscal year ended January 29, 2006, filed with the SEC on March 29, 2007 (the “Form 10-K/A”), does not resolve these matters. In the event that either or both of these investigations lead to action against any of our current or former directors, officers, or employees, or the Company itself, the trading price of our common stock may be adversely impacted. If we are subject to adverse findings in either of these matters, we could be required to pay damages or penalties or have other remedies imposed upon us which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Also see Note 12 of the Form 10-Kwith respect to shareholder derivative litigation and other matters related to the restatement and its underlying circumstances that could have a material adverse effect on our business and the price of our common stock.

If one or more of these matters continues for a prolonged period of time, they may have the same impact regardless of the ultimate outcome.

We may be required to further amend our financial statements

With the filing of the Form 10-K/A and our fiscal year 2007 Form 10-Qs for the first three quarters of fiscal 2007 (the “FY2007 Form 10-Qs”) in March 2007, we believe we have corrected the accounting errors arising from our past stock option practices. However, if the SEC disagrees with the accounting methods we used, objects to the manner in which we disclosed the restated financial information or related qualitative information, or otherwise imposes additional requirements with respect to our restated financial statements or stock option restatements in general, we could be required to further amend these filings. Further restatement could also be required if new facts become available as a result of the SEC inquiry, the Federal Grand Jury subpoena, the shareholder litigation or through other means. A further revision of our financial statements could negatively effect our business and the price of the Company’s common stock.

Our stock may be delisted from the NASDAQ Stock Market

For portions of fiscal years 2007 and 2008 we were in violation of Nasdaq continued listing requirements and our securities were subject to delisting from the Nasdaq Global Market because we did not timely file our Quarterly Reports on Form 10-Q for the first three quarters of fiscal year 2007. Delisting was stayed by Nasdaq based on information and a plan of compliance we presented at a hearing before a Nasdaq Listing Qualifications Panel and otherwise.

With the filing of the Form 10-K/A and the FY2007 Form 10-Qs in March 2007, we believe we are in compliance with Nasdaq’s continued listing requirements. We await confirmation from Nasdaq. However, if the SEC disagrees with the methods used by the Company to account for and report the financial impact of past stock option practices or imposes additional requirements, the Company could be required to further amend its filings. A further revision of our financial statements could delay the filing of subsequent SEC reports which, in turn, might result in the delisting of the our stock. There is no assurance that there will not be other events or circumstances that result in noncompliance with Nasdaq continued listing standards.

We could face claims by individuals prevented from exercising stock options due to the restatement

The exercise of stock options was prohibited during the restatement process because our filings with the SEC were not current. We could face claims from optionees who were prevented from exercising expiring options or with options that lapsed because exercise was prohibited during the short post-termination period provided for by their award agreements. In fiscal year 2007, the Compensation Committee considered this situation and authorized cash payments to some optionees and we made an accrual for certain other potential claims. See Note 19 to the financial statements included in Item 8 and Item 9A of the Form 10-K.

We could also face claims from individuals whose options have been cancelled or repriced by the Special Litigation Committee of the Board (“Special Litigation Committee”) that was charged with determining the consequences of the behavior of certain individuals who were found by a separate Special Committee of the Board (“Special Committee”) to have various degrees of culpability with regard to past improper stock option practices.

We are ineligible to use SEC Form S-3 to register securities

As a result of our failure to file the FY2007 Form 10-Qs on a timely basis, we are no longer eligible to use the short-form (Form S-3) to register our securities with the SEC until all required reports under the Securities Exchange Act of 1934 have been timely filed for the 12 months prior to the filing of the registration statement for those securities. Although inconvenient, this restriction will not affect our ability to access the capital markets.

Failure to maintain effective internal controls or disclosure controls could have a material adverse effect on our business and stock price.

Section 404 of the Sarbanes-Oxley Act requires an annual management assessment of the effectiveness of internal controls over financial reporting and an annual report by our independent registered public accounting firm addressing the assessment. Management is similarly required to review disclosure controls, which are controls established to ensure that information required to be disclosed in SEC reports is recorded, processed, summarized and reported in a timely manner.

In conjunction with the preparation of the Form 10-K/A and FY2007 Form 10-Qs, we reassessed our internal controls and disclosure controls as of the end of fiscal year 2006 and the end of each of the first three quarters of fiscal year 2007 and determined that our internal controls and disclosure controls were not effective as of those dates because of a material weakness in our control environment. More specifically, during all or a portion of those periods the Company was under the leadership of individuals who were found by the Special Committee to have manipulated option grants or who were found to have known or should have known of the past manipulation and initiated or participated in some manipulative acts in the past. This material weakness was remediated by the departure of the implicated executives from active management of the Company through resignation from office in November and December 2006 and subsequent termination of employment or, in the case of one individual, through a leave of absence from the Board of Directors in August 2006 and a determination by the Board not to nominate him for re-election.

Management’s report on internal controls as of the end of fiscal year 2007 is included in Item 9A of the Form 10-K and the required attestation report of our independent registered public accounting firm is included in Part II, Item 8 of the Form 10-K. Our disclosure controls and procedures are also discussed in Item 9A of the Form 10-K.

If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting. Effective internal controls are necessary for us to produce reliable financial reports and are important in the prevention of financial fraud. If we cannot produce reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and there could be a material adverse effect on our stock price. If we fail to maintain adequate disclosure controls, the reports we file with the SEC, including the financial statements contained therein, could be inaccurate or misleading.

Economic decline may have adverse consequences for our business

We sell our products into several commercial markets, primarily the computer, communication and industrial end-markets, whose performance is tied to the overall economy. Many of these industries were severely impacted in calendar years 2001 and 2002 due to an economic slowdown in the United States and globally. Our business during these periods reflected the weak economic conditions. Market research analysts have claimed that historically the semiconductor industry is impacted by broad economic factors, such as United States gross domestic product (GDP) and worldwide oil prices.

If economic conditions were to once again worsen or a wider global slowdown were to occur, demand for our products may be reduced. In addition, economic slowdowns may also affect our customers’ ability to pay for our products. Accordingly, economic slowdowns may harm our business.

The cyclical nature of the electronics and semiconductor industries may limit our ability to maintain or increase revenue and profit levels during industry downturns

The semiconductor industry is highly cyclical and has experienced significant downturns, which are characterized by reduced product demand, production overcapacity, increased levels of inventory, industry-wide fluctuations in the demand for semiconductors and the significant erosion of average selling prices. The occurrence of these conditions has adversely affected our business in the past. In fiscal year 2002, our net sales declined by 26% compared to the prior year as a result of a dramatic slowdown in the industry. Past downturns in the semiconductor industry have resulted in a sudden impact on the semiconductor and capital equipment markets. Consequently, any future downturns in the semiconductor industry may harm our business.

We compete against larger, more established entities and our market share may be reduced if we are unable to respond to our competitors effectively

The semiconductor industry is intensely competitive and is characterized by price erosion, rapid technological change, and design and other technological obsolescence. We compete with domestic and international semiconductor companies, many of which have substantially greater financial and other resources with which to pursue engineering, manufacturing, marketing and distribution of their products. Some of these competitors include: Texas Instruments, National Semiconductor, Linear Technology, Maxim Integrated Products, Advanced Analogic Technologies, and Monolithic Power Systems, with respect to our power management products; ST Microelectronics N.V., Philips (now NXP), ON Semiconductor, Protek and California Micro Devices, with respect to our protection products; Analog Devices and Maxim Integrated Products, with respect to our test and measurement products; Silicon Laboratories, IDT, Zarlink Semiconductor, and Micrel Semiconductor with respect to our advanced communications and sensing products. With respect to our power discrete products, there is one primary competitor, Microsemi Corporation. We expect continued competition from existing competitors as well as competition from new entrants in the semiconductor market. Our ability to compete successfully in the rapidly evolving area of integrated circuit technology depends on several factors, including:

•	success in designing and manufacturing new products that implement new technologies;

•	protection of our processes, trade secrets and know-how;
•	maintaining high product quality and reliability;
•	pricing policies of our competitors;
•	performance of competitors’ products;
•	ability to deliver in large volume on a timely basis;
•	marketing, manufacturing and distribution capability; and
•	financial strength.

To the extent that our products achieve market success, competitors typically seek to offer competitive products or lower prices, which, if successful, could harm our business.

A majority of our net sales are into larger, vertical end-market applications. Fluctuations, seasonality and economic downturns in any of our end-markets may have adverse consequences for our business

A majority of our net sales are into larger, vertical end-market applications such as notebook computers, desktop computers and cellular phones. Vertical end-market applications tend to be highly cyclical over time and highly competitive given the significant unit opportunities they represent. Horizontal markets tend to be less cyclical, but unit volume opportunities are much lower. We consider the industrial market to be a horizontal end-market, because it is much more broad-based and comprised of many non-standardized end-applications.

Many of our products are used in personal computers and related peripherals. For fiscal year 2007, we estimate that 24% of our sales were used in computer applications, including 15% tied to notebook computers and PDAs. Industry-wide fluctuations in demand for desktop and notebook computers have in the past, and may in the future, harm our business. In addition, our past results have reflected some seasonality, with demand levels being higher in computer segments during the third and fourth quarters of the year in comparison to the first and second quarters.

We estimate that sales related to cellular phone applications represented 20% of our sales in fiscal year 2007. In fiscal year 2006, sales tied to cellular phone applications were estimated at 27% of our sales. Any decline in the number of cellular phones made, especially feature-rich phones with color displays, could adversely affect our business.

We obtain many essential components and materials and certain critical manufacturing services from a limited number of suppliers and subcontractors, which are principally foreign-based entities

Our reliance on a limited number of outside subcontractors and suppliers for silicon wafers, packaging, test and certain other processes involves several risks, including potential inability to obtain an adequate supply of required components and reduced control over the price, timely delivery, reliability and quality of components. These risks are attributable to several factors, including limitations on resources, labor problems, equipment failures or the occurrence of natural disasters. The good working relationships we have established with our suppliers and subcontractors could be disrupted, and our supply chain could suffer, if a supplier or subcontractor were to experience a change in control. There can be no assurance that problems will not occur in the future with suppliers or subcontractors. Disruption or termination of our supply sources or subcontractors could significantly delay our shipments and harm our business. Delays could also damage relationships with current and prospective customers. Any prolonged inability to obtain timely deliveries or quality manufacturing or any other circumstances that would require us to seek alternative sources of supply or to manufacture or package certain components internally could limit our growth and harm our business.

We are subject to risk from fluctuating market prices of certain commodity raw materials, particularly gold, that are incorporated into our end products or used by our suppliers to process our end products. Increased commodity prices are passed on to us in the form of higher prices from our suppliers, either in the form of general price increases or a commodity surcharges. Although we generally deal with our suppliers on a purchase order basis rather than on a long-term contract basis, we generally attempt to obtain firm pricing for volumes consistent with planned production. Our gross margins may decline if we are not able to increase selling prices of our products or obtain manufacturing efficiencies to offset the increased cost. We do not enter into formal hedging arrangements to mitigate against commodity risk.

Most of our outside subcontractors and suppliers, including third-party foundries that supply silicon wafers, are located in foreign countries, including China, Malaysia, Korea, the Philippines and Germany. For fiscal year 2007, approximately 43% of our silicon in terms of cost of wafers, was supplied by a third-party foundry in China, and this percentage could be even higher in future periods. For fiscal year 2006, approximately 55% of our silicon in terms of cost of wafers was supplied by this third-party foundry in China. While we do have some redundancy of fab processes by using multiple outside foundries, any interruption of supply by one or more of these foundries could materially impact us. Likewise, we maintain some amount of business interruption insurance to help reduce the risk of wafer supply interruption, but we are not fully insured against such risk.

A majority of our package and test operations are performed by third-party contractors based in Malaysia, Korea, the Philippines and China. Our international business activities, in general, are subject to a variety of potential risks resulting from political and economic uncertainties. Any political turmoil or trade restrictions in these countries, particularly China, could limit our ability to obtain goods and services from these suppliers and subcontractors. The effect of an economic crisis or a political turmoil on our suppliers located in these countries may impact our ability to meet the demands of our customers. If we find it necessary to transition the goods and services received from our existing suppliers or subcontractors to other firms, we would likely experience an increase in production costs and a delay in production associated with such a transition, both of which could have a significant negative effect on our operating results, as these risks are substantially uninsured.

We may be unsuccessful in developing and selling new products required to maintain or expand our business

We operate in a dynamic environment characterized by price erosion, rapid technological change, and design and other technological obsolescence. Our competitiveness and future success depend on our ability to achieve design wins for our products with current and future customers and introduce new or improved products that meet customer needs while achieving favorable margins. A failure to achieve design wins, to introduce these new products in a timely manner, or to achieve market acceptance for these products could harm our business.

The introduction of new products presents significant business challenges because product development commitments and expenditures must be made well in advance of product sales. The success of a new product depends on accurate forecasts of long-term market demand and future technological developments, as well as on a variety of specific implementation factors, including:

•	timely and efficient completion of process design and development;
•	timely and efficient implementation of manufacturing and assembly processes;
•	product performance;
•	the quality and reliability of the product; and
•	effective marketing, sales and service.
•	The failure of our products to achieve market acceptance due to these or other factors could harm our business.

Our products may be found to be defective, product liability claims may be asserted against us and we may not have sufficient liability insurance

One or more of our products may be found to be defective after shipment, requiring a product replacement, recall, or a software solution that would cure the defect but impede performance of the product. We may also be subject to product returns which could impose substantial costs and harm our business. Beyond the potential direct cost associated with product failures, loss of confidence by major customers could cause sales of our other products to drop significantly.

Product liability claims may be asserted with respect to our technology or products. Our products are typically sold at prices that are significantly lower than the cost of the modules or end-products into which they are incorporated. A defect or failure in our product could give rise to failures in the module or the ultimate end-product, so we may face claims for damages that are disproportionately higher than the revenues and profits we receive from the products involved, especially if our customer seeks to recover for damage claims made against it by its own customers. While we maintain some insurance for such events, there can be no assurance that we have obtained a sufficient amount of insurance coverage, that asserted claims will be within the scope of coverage of the insurance, or that we will have sufficient resources to satisfy any asserted claims not covered by insurance.

The costs associated with our general product warranty policy and our indemnification of certain customers, distributors, and other parties could be higher in future periods

Our general warranty policy provides for repair or replacement of defective parts. In some cases a refund of the purchase price is offered. In certain instances, we have agreed to other warranty terms, including some indemnification provisions, that could prove to be significantly more costly than repair, replacement or refund. If there is a substantial increase in the rate of customer claims, if our estimate of probable losses relating to identified warranty exposures prove inaccurate, or if our efforts to contractually limit liability prove inadequate, we may record a charge against future cost of sales.

In the normal course of our business, we indemnify other parties, including customers, distributors, and lessors, with respect to certain matters. These obligations typically arise pursuant to contracts under which we agree to hold the other party harmless against losses arising from a breach of representations and covenants related to certain matters, such as acts or omissions of our employees, infringement of third-party intellectual property rights, and certain environmental matters. We have not incurred any significant expense as a result of agreements of this type in at least a decade, but there can be no assurances that the Company will not incur expense under these indemnification provisions in the future.

We have also entered into agreements with our current and former directors and certain of our current and former executives indemnifying them against certain liabilities incurred in connection with their duties. Our Certificate of Incorporation and Bylaws contain similar indemnification obligations with respect to our current and former directors and employees, as does the California Labor Code. In some cases there are limits on and exceptions to our potential indemnification liability. We cannot estimate the amount of potential future payments, if any, that we might be required to make as a result of these agreements. Prior to fiscal year 2007, we had not incurred any significant expense as a result of agreements of this type for at least a decade. In fiscal year 2007, in conjunction with the review of our historical stock option practices, we incurred significant expense by advancing legal expenses to current and former directors, officers and executives under pre-existing indemnification agreements and to other current and former employees under the California Labor Code and a resolution of the Board authorizing such advances. See Note 13 to the consolidated financial statements included in Item 8 of the Form 10-K for information regarding indemnification expenses associated with the restatement and its underlying circumstances. The Company cannot estimate the amount of potential future payments, if any, that it might be required to make with respect to other matters as a result of these agreements, corporate documents, and statutes.

Our share price could be subject to extreme price fluctuations, and shareholders could have difficulty trading shares

The market for the stock of high technology companies has been volatile, and the market price of our common stock has been and may continue to be subject to significant fluctuations. Fluctuations could be in response to items such as operating results, announcements of technological innovations, or market conditions for technology stocks in general. Additionally, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of individual companies. These market fluctuations, as well as general economic conditions, may adversely affect the price of our common stock.

In the past, securities class action litigation has often been instituted against a company following periods of volatility in the company’s stock price. This type of litigation, if filed against us, could result in substantial costs and divert our management’s attention and resources.

In addition, the future sale of a substantial number of shares of common stock by us or by our existing stockholders or option holders (including directors, officers, and employees) may have an adverse impact on the market price of the shares of common stock. There can be no assurance that the trading price of our common stock will remain at or near its current level.

The market price of our common stock may be adversely affected by the restatement and matters arising from its underlying circumstances, including the aforementioned SEC investigation, grand jury subpoena, and derivative litigation, as well as by press commentary on the Company’s situation and option granting practices in general.

We sell and trade with foreign customers, which subjects our business to increased risks applicable to international sales

Sales to foreign customers accounted for approximately 62% of net sales in the fiscal year ended January 28, 2007. Sales to our customers located in Taiwan and Korea constituted 21% and 21%, respectively, of net sales for fiscal year 2007. International sales are subject to certain risks, including unexpected changes in regulatory requirements, tariffs and other barriers, political and economic instability, difficulties in accounts receivable collection, difficulties in managing distributors and representatives, difficulties in staffing and managing foreign subsidiary and branch operations and potentially adverse tax consequences. These factors may harm our business. Our use of the Semtech name may be prohibited or restricted in some countries, which may negatively impact our sales efforts. In addition, substantially all of our foreign sales are denominated in U.S. dollars and currency exchange fluctuations in countries where we do business could harm us by resulting in pricing that is not competitive with prices denominated in local currencies.

The outbreak of an avian influenza (bird flu) pandemic, severe acute respiratory syndrome (SARS), or other heath related issues, could impact our customer or supply base, especially in Asia

A large percentage of our sales are to customers located in Asia and a large percentage of our products are manufactured in Asia. One of our largest customer bases in Asia is located in Taiwan. Our largest wafer source is located in China. SARS or other health related issues, such as an avian influenza (bird flu) pandemic, could have a negative impact on consumer demand, on travel needed to secure new business or manage our operations, on transportation of our products from our suppliers or to our customers, or on workers needed to sell or manufacture our products or our customers’ products.

Our foreign currency exposures may change over time as the level of activity in foreign markets grows and could have an adverse impact upon financial results

As a global enterprise, we face exposure to adverse movements in foreign currency exchange rates. Certain of our assets, including certain bank accounts, exist in non U.S. dollar-denominated currencies, which are sensitive to foreign currency exchange rate fluctuations. The non U.S. dollar-denominated currencies are principally the Euro, Swiss Francs, and British Pounds Sterling. We also have a significant number of employees that are paid in foreign currency, the largest groups being United Kingdom-based employees who are paid in British Pounds Sterling and Swiss-based employees who are paid in Swiss Francs.

If the value of the U.S. dollar weakens relative to these specific currencies, as it has done in recent years, the cost of doing business in terms of U.S. dollars rises. With the growth of our international business, our foreign currency exposures may grow and under certain circumstances, could harm our business.

Changes in foreign currency exchange rates, particularly Swiss Francs, also impacts our provision for income taxes and other tax-related balance sheet accounts. By impacting our provision for income taxes, foreign currency exchange rates also impact our reported earnings per share.

From time to time, we do a limited amount of hedging of our foreign exchange exposure. As of January 28, 2007 we had no foreign exchange hedge contracts in place. As a means of managing our foreign exchange exposure, we routinely convert U.S. dollars into foreign currency in advance of the expected payment. Any future use of forward contracts to hedge foreign exchange exposure may be required to be marked-to-market each quarter and can create volatility in net income not directly tied to our operating results.

Our future results may fluctuate, fail to match past performance or fail to meet expectations

Our results may fluctuate in the future, may fail to match our past performance or fail to meet the expectations of analysts and investors. Our results and related ratios, such as gross margin, operating income percentage and effective tax rate may fluctuate as a result of:

•	general economic conditions in the countries where we sell our products;
•	seasonality and variability in the computer market and our other end-markets;
•	the timing of new product introductions by us and our competitors;
•	product obsolescence;
•	the scheduling, rescheduling or cancellation of orders by our customers;
•	the cyclical nature of demand for our customers’ products;
•	our ability to develop new process technologies and achieve volume production;

•	changes in manufacturing yields;
•	capacity utilization;
•	product mix and pricing;
•	movements in exchange rates, interest rates or tax rates;
•	the availability of adequate supply commitments from our outside suppliers;
•	the manufacturing and delivery capabilities of our subcontractors; and
•	litigation and regulatory matters.

As a result of these factors, our past financial results are not necessarily indicative of our future results.

We receive a significant portion of our revenues from a small number of customers and the loss of any one of these customers or failure to collect a receivable from them could adversely affect our operations and financial position

The identity of our largest customers has varied from year to year. Historically, we have had significant customers that individually accounted for 10% or more of consolidated revenues in certain quarters or represented 10% or more of net accounts receivables at any given date. One of our end-customers, a major manufacturer of cellular phone handsets and other electronic equipment, accounted for 10% of net sales in fiscal year 2007. In addition, we had several end-customers in fiscal year 2007 that on an annual basis accounted for more than 5% of net sales, but less than 10% of net sales.

Several of our authorized distributors have regularly accounted for more than 10% of net sales on an annual basis. Depending on the authorized distributor and their strategic focus, they can support anywhere from a few end-customers to many end-customers. For fiscal year 2007, two of our Asian distributors accounted for approximately 12% and 7%, respectively, of net sales. As of the end of fiscal year 2007, these two Asian distributors accounted for approximately 10% and 5%, respectively, of our net accounts receivable.

Sales to our customers are generally made on open account, subject to credit limits we may impose, and the receivables are subject to the risk of being uncollectible.

We primarily conduct our sales on a purchase order basis, rather than pursuant to long-term contracts. The loss of any significant customer, any material reduction in orders by any of our significant customers, the cancellation of a significant customer order or the cancellation or delay of a customer’s significant program or product could harm our business.

Most of our authorized distributors, which together represent more than half of our net sales, can terminate their contract with us with little or no notice. The termination of a distributor could negatively impact our business, including net sales and accounts receivable

In fiscal year 2007, authorized distributors accounted for approximately 62% of our net sales. We generally do not have long-term contracts with our distributors and most can terminate their agreement with us with little or no notice. For fiscal year 2007, our two largest distributors were based in Asia.

The termination of any distributor could impact our net sales and limit our access to certain end-customers. It could also result in the return of excess inventory of our product they hold as the distributor. Since many distributors simply resell finished products, they generally operate on very thin profit margins. If a distributor were to terminate its agreement with us or go out of business, our unsecured accounts receivable from it would be subject to significant collection risk.

We face risks associated with companies we have acquired in the past and may acquire in the future

We have expanded our operations through strategic acquisitions, such as the acquisition of XEMICS SA in June 2005, and we may continue to expand and diversify our operations with additional acquisitions. Acquisitions could use a significant portion of our available liquid assets and/or we could incur debt or issue equity securities to fund acquisitions. Issuance of equity securities could be dilutive to existing shareholders. Debt financing could subject us to restrictive covenants that could have an adverse effect on our business. Although we undertake detailed reviews of proposed acquisition candidates and attempt to negotiate acquisition terms favorable to us, we may encounter difficulties or incur liabilities for which we have no recourse against the selling party. We cannot provide any assurance that any acquisition will have a positive impact on our future performance.

If we are unsuccessful in integrating acquired companies into our operations or if integration is more difficult than anticipated, then we may not achieve anticipated cost savings or synergies and may experience disruptions that could harm our business. Some of the risks that may affect our ability to successfully integrate acquired companies include those associated with:

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;
•	coordinating new product and process development, especially with respect to highly complex technologies;
•	assuring acquired products meet our quality standards;
•	loss of key employees or customers of the acquired company;
•	hiring additional management and other critical personnel;
•	increasing the scope, geographic diversity and complexity of our operations;
•	consolidation of facilities and functions; and
•	the geographic distance between the companies; and disparate corporate cultures.

Acquisitions could have a negative impact on our future earnings by way of poor performance by the acquired company or, if we later conclude we are unable to use or sell an acquired product or technology, we could be required to write down the related intangible assets and goodwill. If such write-downs are significant, they could materially harm our business.

We must commit resources to product production prior to receipt of purchase commitments and could lose some or all of the associated investment

Sales are made primarily on a current delivery basis, pursuant to purchase orders that may be revised or cancelled by our customers without penalty, rather than pursuant to long-term contracts. Some contracts require that we maintain inventories of certain products at levels above the anticipated needs of our customers. As a result, we must commit resources to the production of products without binding purchase commitments from customers. Our inability to sell products after we devote significant resources to them could harm our business.

The loss of any of our key personnel or the failure to attract or retain specialized technical and management personnel could impair our ability to grow our business

Our future success depends upon our ability to attract and retain highly qualified technical, marketing and managerial personnel. We are dependent on a relatively small group of key technical personnel with analog and mixed-signal expertise. Personnel with highly skilled managerial capabilities, and analog and mixed-signal design expertise, are scarce and competition for personnel with these skills is intense. There can be no assurance that we will be able to retain key employees or that we will be successful in attracting, integrating or retaining other highly qualified personnel in the future. If we are unable to retain the services of key employees or are unsuccessful in attracting new highly qualified employees, our business could be harmed.

Our business could be harmed, especially in the near term, by the disruption and associated loss of corporate history and knowledge base caused by the personnel actions taken following the report of the Special Committee.

If our stock price declines below the exercise price of stock options held by employees, which is now the case for many options held by many employees, the retention incentive aspect of the stock options is lost and there is a greater likelihood we will be unable to retain key talent. If employees prohibited from exercising expiring stock options during the restatement process are not compensated in some fashion, our ability to retain our workforce could be harmed significantly. As described in Note 19 to the financial statements included in the Form 10-K, we have taken some steps to compensate employees who were not able to exercise expiring options during the restatement process.

We are subject to government regulations and other standards that impose operational and reporting requirements

We, our suppliers, and our customers are subject to a variety of United States federal, foreign, state and local governmental laws, rules and regulations, including those related to the use, storage, handling, discharge or disposal of certain toxic, volatile or otherwise hazardous chemicals and the incorporation of such substances into products available for sale. If we or our suppliers were to incur substantial additional expenses to acquire equipment or otherwise comply with environmental regulations, product costs could significantly increase, thus harming our business. We are also subject to laws, rules, and regulations related to export licensing and customs requirements, including the North American Free Trade Agreement and State Department and Commerce Department rules.

The SEC and NASDAQ have revised, and continue to revise, their regulations and listing standards. These developments have increased, and may continue to increase, our legal compliance and financial reporting costs. These developments also may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This, in turn, could make it more difficult for us to attract and retain qualified members of our board of directors, or qualified executive officers.

Failure to comply with present or future laws, rules and regulations of any kind that govern our business could result in suspension of all or a portion of production, cessation of all or a portion of operations, or the imposition of significant administrative, civil, or criminal penalties, any of which could harm our business.

Earthquakes or other natural disasters may cause us significant losses

Our corporate headquarters, a portion of our assembly and research and development activities and certain other critical business operations are located near major earthquake fault lines. We do not maintain earthquake insurance and could be harmed in the event of a major earthquake. We generally do not maintain flood coverage, including in our Asian locations where we have certain operations support and sales offices. Such flood coverage has become very expensive; as a result the Company has elected not to purchase this coverage.

Our business could be harmed if natural disasters interfere with production of wafers by our suppliers, assembly and testing of products by our subcontractors, or our distribution network. We maintain some business interruption insurance to help reduce the effect of such business interruptions, but we are not fully insured against such risks. Likewise, our business could be adversely impacted if a natural disaster were to shut down or significantly curtail production at one or more of our end customers. Any such loss of revenue due to a slowdown or cessation of end customer demand is uninsured.

Terrorist attacks, war and other acts of violence may negatively affect our operations and your investment

Terrorist attacks, such as the attacks that took place on September 11, 2001, wars, such as the war in Iraq, and other acts of violence, such as those that may result from the tension in the Middle East and the Korean peninsula, or any other national or international crisis, calamity or emergency, may result in interruption to the business activities of many entities, business losses and overall disruption of the U.S. economy at many levels. These events may directly impact our physical facilities or those of our customers and suppliers. Additionally, these events or armed conflicts may cause some of our customers or potential customers to reduce the level of expenditures on their services and products that ultimately may reduce our revenue. The consequences of these reductions are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business. For example, as a result of these events, insurance premiums for businesses may increase and the scope of coverage may be decreased. Consequently, we may not be able to obtain adequate insurance coverage for our business and properties. A “high” or “Orange” or “severe” or “Red” threat condition announced by the Homeland Security Advisory System or similar agency and any consequent effect on the transportation industry may adversely affect our ability to timely import materials from our suppliers located outside the United States or impact our ability to deliver our products to our customers without incurring significant delays. To the extent that these disruptions result in delays or cancellations of customer orders, a general decrease in corporate spending, or our inability to effectively market our services and products, our business and results of operations could be harmed.

We may be unable to adequately protect our intellectual property rights

We pursue patents for some of our new products and unique technologies, but we rely primarily on a combination of nondisclosure agreements and other contractual provisions, as well as our employees’ commitment to confidentiality and loyalty, to protect our know-how and processes. We intend to continue protecting our proprietary technology, including through trademark and copyright registrations and patents. Despite this intention, we may not be successful in achieving adequate protection. Our failure to adequately protect our material know-how and processes could harm our business. There can be no assurance that the steps we take will be adequate to protect our proprietary rights, that our patent applications will lead to issued patents, that others will not develop or patent similar or superior products or technologies, or that our patents will not be challenged, invalidated, or circumvented by others. Furthermore, the laws of the countries in which our products are or may be developed, manufactured or sold may not protect our products and intellectual property rights to the same extent as laws in the United States.

The semiconductor industry is characterized by frequent claims of infringement and litigation regarding patent and other intellectual property rights. Due to the number of competitors, intellectual property infringement is an ongoing risk since other companies in our industry could have intellectual property rights that may not be identifiable when we initiate development efforts. Litigation may be necessary to enforce our intellectual property rights and we may have to defend ourselves against infringement claims. Any such litigation could be very costly and may divert our management’s resources. If one of our products is found to infringe, we may have liability for past infringement and may need to seek a license going forward. If a license is not available or if we are unable to obtain a license on terms acceptable to us, we would either have to change our product so that it does not infringe or stop making the product.

We could be required to register as an investment company and become subject to substantial regulation that would interfere with our ability to conduct our business

The Investment Company Act of 1940 requires the registration of companies which are engaged primarily in the business of investing, reinvesting or trading in securities, or which are engaged in the business of investing, reinvesting, owning, holding or trading in securities and which own or propose to acquire investment securities with a value of more than 40% of the company’s assets on an unconsolidated basis (other than U.S. government securities and cash). We are not engaged primarily in the business of investing, reinvesting or trading in securities, and we intend to invest our cash and cash equivalents in U.S. government securities to the extent necessary to take advantage of the 40% safe harbor. To manage our cash holdings, we invest in short-term instruments consistent with prudent cash management and the preservation of capital and not primarily for the purpose of achieving investment returns. U.S. government securities generally yield lower rates of income than other short-term instruments in which we have invested to date. Accordingly, investing substantially all of our cash and cash equivalents in U.S. government securities could result in lower levels of interest income and net income.

If we were deemed an investment company and were unable to rely upon a safe harbor or exemption under the Investment Company Act, we would among other things be prohibited from engaging in certain businesses or issuing certain securities. Certain of our contracts might be voidable, and we could be subject to civil and criminal penalties for noncompliance.

We are subject to review by taxing authorities, including the Internal Revenue Service

We are subject to review by domestic and foreign taxing authorities, including the Internal Revenue Service (IRS). In fiscal year 2005, the IRS completed a routine review of our 1995 through 2001 tax filings. The final audit adjustments did not have a material impact on our financial statements. However, future audits by taxing authorities could impact us.

We understand that the IRS has established a task force to focus on issues relating to stock option grants. While we have not received an inquiry from any taxing authority regarding this matter, we believe we are likely to be audited with respect to these issues in the future.

Certain transition rules are in effect that allow remediation of the condition that subjects a stock option to Section 409A of the Internal Revenue Code. To be effective, the remediation with respect to executive level employees must have been completed by December 31, 2006 and must be complete for other employees by December 31, 2007. The Company has not taken any actions to remediate these options. Since the material options that have been determined to be subject to 409A were issued at exercise prices that are substantially higher than the current price of the Company’s stock, the future impact of Section 409A is not expected to present a material exposure to the Company under these transitional rules or the final regulations under 409A that were released on April 10, 2007.

Changes in stock option accounting rules will impact our reported operating results prepared in accordance with generally accepted accounting principles, and may impact our stock price and our competitiveness in the employee marketplace.

Technology companies like ours have a history of using broad based employee stock option programs to hire, incentivize and retain their workforces in a competitive marketplace. Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment” (“SFAS 123(R)”), requires all companies to measure compensation cost for all share-based payments (including stock options) at fair value, is effective beginning with a company’s first interim or annual reporting period of the first fiscal year beginning on or after June 15, 2005. This means SFAS 123(R) was effective for us beginning with the first quarter of fiscal year 2007, which began on January 30, 2006. We have adopted the new standard using the modified prospective transition method.

The implementation of SFAS 123(R) has resulted in lower reported earnings per share, which could negatively impact our future stock price. In addition, this could impact our ability to utilize broad based employee stock plans to reward employees and could result in a competitive disadvantage to us in the employee marketplace.

Use of Proceeds

If the Shares are resold by the selling stockholder, Semtech will receive no proceeds from such sale. The Shares will be offered for the account of the selling stockholder.

Selling Stockholder

The Shares that may be offered from time to time pursuant to this prospectus have been acquired by the selling stockholder pursuant to awards granted under the Agreements.

The following table sets forth (i) the name of the selling stockholder; (ii) the position, office, or other material relationship between Semtech and the selling stockholder; (iii) the amount of common stock beneficially owned by the selling stockholder prior to the offering as of the date of this Prospectus, including shares selling stockholder may acquire pursuant to the exercise of previously granted options which have vested or may vest within 60 days of the date of this prospectus; (iv) the amount of common stock that may be offered by the selling stockholder; and (v) the amount of common stock to be beneficially owned by the selling stockholder subsequent to the offering.

Name and Position with the Company	Number of Shares Beneficially Owned	Shares that may be Offered		Common Stock that would be Owned Subsequent to the Offering
		Number	Percent of Outstanding	Number**	Percent of Outstanding
Mohan Maheswaran President and Chief Executive Officer	162,500***	600,000	*	-0-	*

*      Less than 1%.

**   Assumes that selling shareholder sells all the shares offered hereby.

*** Includes (i) 100,000 restricted shares, of which 25,000 shares have vested, but all of which may be voted by the selling shareholder, and (ii) 62,500 shares which may be acquired upon the exercise of vested stock options.

Plan of Distribution

We have been advised by the selling stockholders that he intends to sell all or a portion of the Shares offered hereby from time to time in ordinary brokers transactions on the NASDAQ Global Market at the prices prevailing at the time of such sale. The selling stockholder may also make private sales directly or through a broker or brokers. The selling stockholder will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis. Semtech will pay all expenses incident to the sale of the common stock to the public other than brokerage commissions and other expenses incurred by the selling stockholder which will be paid by the selling stockholder. In connection with any sale, the selling stockholder and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Act.

There is no assurance that the selling stockholder will sell any or all of the shares of common stock offered by them.

Legal Matters

Paul, Hastings, Janofsky & Walker LLP, counsel to Semtech, has rendered an opinion to Semtech that the common stock offered hereby is or will be duly and validly issued, fully paid and non-assessable.

Experts

The consolidated financial statements of Semtech Corporation at January 28, 2007 and January 29, 2006, and for each of the three years in the period ended January 28, 2007, incorporated in this Prospectus and Registration Statement by reference from Semtech’s Annual Report on Form 10-K for the year ended January 28, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference, and have been incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. This information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supercede this information. The following documents previously filed with the SEC are incorporated herein by reference:

(a)	Semtech’s Annual Report on Form 10-K for the fiscal year ended January 28, 2007;

(b)    all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since January 28, 2007; and

(c)     the description of Semtech’s common stock contained in Semtech’s Registration Statement under the Exchange Act on Form 8-A filed with the SEC, including any amendments or reports filed for the purpose of updating the description of such common stock.

In addition to the foregoing, all documents and any amendments thereto subsequently filed by Semtech pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part of this prospectus from the date of filing of such documents.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Where To Find More Information About Semtech

Semtech is subject to the informational requirements of the Exchange Act and files reports, proxy statements and other information with the SEC. Reports, proxy statements, and other information filed by Semtech with the SEC may be inspected and copied at the SEC’s public reference facilities at Room 1024, Judiciary Plaza, 450 Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room and for other public reference room locations. Our SEC filings are also available to the public from the SEC’s web site at http:\\www.sec.gov.

Financial statements and the related reports of our independent public accountants, earnings press releases, and similar communications issued prior to July 20, 2006 should no longer be relied upon and have been superseded by the information contained in the Form 10-K/A, the FY2007 Form 10-Qs, and in reports filed with the SEC subsequent to the filing of the Form 10-K/A.

This prospectus contains information concerning Semtech and the sale of the common stock by the selling stockholders, but does not contain all the information set forth in the Registration Statement on Form S-8 which we have filed with the SEC under the Securities Act. Statements made in this prospectus as to the contents of any referenced contract, agreement or document are not necessarily complete, and such statement shall be deemed qualified in its entirety by reference thereto. The Registration Statement, including various exhibits, may be obtained upon payment of the fee prescribed by the SEC, or may be examined without charge at the SEC’s office in Washington, D.C.

A copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus is also available without charge to each person, including any beneficial owner, to whom this prospectus is delivered. Such requests should be directed to the Company’s Secretary at 200 Flynn Road, Camarillo, CA 93012; (805) 498-2111.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Semtech has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Semtech of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Semtech will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents are hereby incorporated into this Registration Statement and made a part hereof by this reference:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2007;

(b)    all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since January 28, 2007; and

(c)     the description of the Company’s common stock contained in the Company’s Registration Statement under the Exchange Act on Form 8-A filed with the SEC, including any amendments or reports filed for the purpose of updating the description of such common stock.

In addition, all documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the SEC.

Items 4.	Description of Securities

Not applicable; the class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Article VII of the Company’s Bylaws, as amended, provides for indemnification of officers, directors, agents and employees of the Company generally consistent with the provisions of Section 145 of the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

As permitted by Section 102 of the Delaware General Corporation Law, the Company’s stockholders have approved and incorporated provisions into the Company’s Restated Certificate of Incorporation eliminating a director’s personal liability for monetary damages to the Company and the Company’s stockholders arising from a breach of a director’s fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director’s duty of loyalty to the Company or the Company’s stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

The Company has entered into indemnification agreements with the Company’s directors and officers. These agreements provide broader indemnity rights than those provided under the Delaware General Corporation Law and the Company’s Bylaws. The indemnification agreements are not intended to deny or otherwise limit third party or derivative suits against the Company or the Company’s directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Company but would be offset by the Company’s obligations to the director or officer under the indemnification agreement.

The above discussion of the Company’s Bylaws, Certificate of Incorporation and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws, Certificate of Incorporation, and statute.

Item 7.	Exemption from Registration Claimed.

The issuance of certain of the shares being offered pursuant to the Form S-3 prospectus included herein have previously been issued pursuant to the agreements referenced herein and were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were or will be affixed to the share certificates and instruments issued or issuable in such transactions. All recipients had adequate access, through their relationship with the Company, to information about the Company.

Item 8.	Exhibits
Exhibit
4.1

Agreement dated April 3, 2006 between the Company and Mohan R. Maheswaran with respect to an inducement award of restricted stock (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 5, 2006).

4.2

Option Award Agreement dated April 3, 2006 between the Company and Mohan R. Maheswaran with respect to a time-vested inducement option award (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 5, 2006).

4.3

Option Award Agreement dated April 3, 2006 between the Company and Mohan R. Maheswaran with respect to a performance-vested inducement option award (incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 5, 2006).

5.1	Opinion of counsel as to legality of securities being registered.

23.1	Consent of independent registered public accounting firm.

23.2	Consent of counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included herein on the signature page).

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of post-effective amendment any of the securities which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on April 12, 2007.

SEMTECH CORPORATION

By: /s/ Mohan R. Maheswaran
Mohan R. Maheswaran, President and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Mohan Maheswaran and Emeka Chukwu, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mohan R. Maheswaran Mohan R. Maheswaran	President, Chief Executive Officer, and Director (Principal Executive Officer)	April 12, 2007

/s/ Emeka Chukwu Emeka Chukwu	Vice President-Finance, Chief Financial Officer (Principal Financial and Accounting Officer)	April 12, 2007

/s/ Rockell N. Hankin Rockell N. Hankin	Chairman of the Board and Director	April 12, 2007

/s/ Glen M. Antle Glen M. Antle	Director	April 12, 2007

/s/ W. Dean Baker W. Dean Baker	Director	April 12, 2007

/s/ James P. Burra James P. Burra	Director	April 12, 2007

/s/ Bruce C. Edwards Bruce C. Edwards	Director	April 12, 2007
James T. Lindstrom	Director

/s/ John L. Piotrowski John L. Piotrowski	Director	April 12, 2007

John D. Poe	Director

/s/ James T. Schraith James T. Schraith	Director	April 12, 2007

EXHIBIT INDEX

Exhibit
4.1

Agreement dated April 3, 2006 between the Company and Mohan R. Maheswaran with respect to an inducement award of restricted stock (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 5, 2006).

4.2

Option Award Agreement dated April 3, 2006 between the Company and Mohan R. Maheswaran with respect to a time-vested inducement option award (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 5, 2006).

4.3

Option Award Agreement dated April 3, 2006 between the Company and Mohan R. Maheswaran with respect to a performance-vested inducement option award (incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 5, 2006).

5.1	Opinion of counsel as to legality of securities being registered.

23.1	Consent of independent registered public accounting firm.

23.2	Consent of counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included herein on the signature page).